EXHIBIT 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Second Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, August 6, 2009 — Bank of the Carolinas Corporation (Nasdaq: BCAR) today reported financial results for the three and six months ended June 30, 2009.

For the three month period ended June 30, 2009, the Company reported a net loss of $1,479,000, as compared to a net loss of $259,000 in the second quarter of 2008. The net loss available to common shareholders for the three months ended June 30, 2009 was $1,534,000. Diluted loss per share was $0.38 for the second quarter of 2009 compared to $0.07 per diluted share for the same period in 2008. For the six month period ended June 30, 2009, the Company reported a net loss of $2,134,000 or $.55 per diluted share compared to a net loss of $264,000 or $.07 per diluted share for the same six month period of 2008. The net year to date loss available to common shareholders at June 30, 2009 was $2,189,000. As with the last several quarters, our second quarter results were largely impacted by continued pressure on the net interest margin as well as significant provisions for loan loss expense. Second quarter results also were affected by a sizeable increase in other non-interest expense, including a substantial increase in FDIC expense due to the one-time special assessment imposed on all banks and a significant write-down on OREO properties.

For the six months ended June 30, 2009, the Company’s net interest margin continued to decline; due in part to a continuing increase in non-accrual loans as well as a special Money Market rate the Company began in July 2008; which was guaranteed through June 30, 2009. The Company expects to see improvement in our net interest margin throughout the rest of the year since the rate guarantee has expired.

The Company’s non-performing assets increased during the quarter. Non-performing assets at June 30, 2009 were $20.0 million or 3.27% of total assets as compared to $12.3 million or 2.20% of total assets at December 31, 2008 and $14.4 million or 2.82% of total assets at June 30, 2008. The Company’s non-performing loans as a percentage of total loans also increased from the previous quarter end. These ratios were 3.17% at June 30, 2009, 1.66% at December 31, 2008 and 2.95% at June 30, 2008. Of our non-performing loans, two loans with a combined balance of $3.4 million have a 75% USDA guarantee on the remaining balance.

The provision for loan losses totaled $720,000 for the quarter ended June 30, 2009 versus $781,000 for the second quarter in 2008; however the year to date expense increased to $1,420,000 from $1,095,000 in the previous year. The allowance for loan losses was 1.66% of total loans as of June 30, 2009, and year to date annualized net charge-offs were 0.50% of average loans outstanding. As with many other banks in our industry we continue to face credit challenges. As always, we remain committed to helping our customers weather the current economic storm to the best of our ability while being aggressive in identifying troubled assets in our portfolio.

In comparison to 2008, non-interest expense increased approximately $2,299,000 for the first six months of 2009. Salaries and benefits decreased $242,000; while occupancy expense increased $114,000 and other expenses increased $2,427,000. The decrease in salary and benefits are the result of the Bank’s efforts to reduce expense. The increase in other expenses was largely attributable to a $1,231,000 valuation allowance on OREO properties as well as an increase of $555,000 in our premiums for FDIC deposit insurance. Non-interest income remained relatively flat for the three and six month periods.

In late March 2009, the Company was approved for participation in the Capital Purchase Program (CPP) by the United States Department of the Treasury (“Treasury”), and on April 17, 2009, the Company accepted a $13,179,000 capital infusion from the Treasury. The Series A Preferred Stock issued to the Treasury in conjunction with this capital infusion is considered Tier 1 capital for regulatory purposes. The stock will pay cumulative dividends of 5% per annum for the first five years and 9% per annum thereafter. The Treasury was also issued warrants to purchase 475,024 shares of the Company’s common stock at a price of $4.16 per share and with a term of ten years.

The Company’s Board of Directors has chosen not to pay a dividend on our outstanding common stock for the second quarter of 2009 nor did they pay one during the first quarter of 2009. The Bank will continue to evaluate on a quarterly basis whether payment of a dividend on common stock is warranted.

Total assets at June 30, 2009 amounted to $611.2 million, an increase of 8.8% when compared to the prior year end amount of $562.0 million. Net loans remained virtually flat from year end, while deposits grew to $485.2 million, a 9.1% increase over the prior year end amount of $444.5 million.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Global Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Michelle L. Clodfelter

Principal Financial Officer

Bank of the Carolinas

(336) 998-1799 x 207

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

	June 30, 2009	December 31, 2008*
	(Unaudited)
Assets
Cash and Due from Banks	$8,282	$8,271
Interest-Bearing Deposits in Banks	174	2,220
Federal Funds Sold	30,075	—
Securities Available for Sale	127,607	108,639
Securities Held to Maturity	4,370	4,500
Loans	405,364	405,402
Less, Allowance for Loan Losses	(6,714)	(6,308)

Total Loans, Net	398,650	399,094
Properties and Equipment	14,491	15,324
Other Assets	27,518	23,959

Total Assets	$611,167	$562,007

Liabilities
Non-interest Bearing Demand Deposits	$29,925	$27,507
Interest Bearing Demand Deposits	29,076	28,173
Money Market Deposits	266,673	210,378
Savings Deposits	20,009	21,903
Time Deposits	139,467	156,579

Total Deposits	485,150	444,540
Other Borrowings	30,855	32,855
Repurchase Agreements	46,111	46,557
Other Liabilities	1,986	1,464

Total Liabilities	564,102	525,416

Shareholders’ Equity
Preferred Stock, No Par Value:
Authorized 10,000,000 Shares: Issued and Outstanding (liquidation preference $1,000 per share) 13,179 at June 30, 2009 and None at December 31, 2008	13,179	—
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,891,841 Shares in 2009 and 3,920,752 Shares in 2008	19,456	19,456
Additional Paid-In Capital	11,602	11,625
Preferred Stock Discount	(1,366)	—
Warrants Outstanding	1,414	—
Retained Earnings	1,834	4,067
Accumulated Other Comprehensive Income (Loss)	946	1,443

Total Shareholders’ Equity	47,065	36,591

Total Liabilities and Shareholders’ Equity	$611,167	$562,007

*	Derived from audited information

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest Income
Interest and Fees on Loans	$5,977	$6,603	$12,029	$13,694
Interest on Securities	1,435	710	2,898	1,436
Federal Funds Sold	13	38	19	114
Deposits in Other Banks	8	2	24	6

Total Interest Income	7,433	7,353	14,970	15,250

Interest Expense
Deposits	3,644	3,808	7,186	8,194
Borrowed Funds	777	388	1,588	661

Total Interest Expense	4,421	4,196	8,774	8,855

Net Interest Income	3,012	3,157	6,196	6,395
Provision for Loan Losses	720	781	1,420	1,095

Net Interest Income After Provision for Loan Losses	2,292	2,376	4,776	5,300

Other Income
Customer Service Fees	307	347	593	639
Mortgage Loan Broker Fees	34	31	56	67
Investment Services	1	6	2	15
Income from Bank Owned Life Insurance	91	92	180	180
Other Income	177	42	117	69

Total Other Income	610	518	948	970

Noninterest Expense
Salaries and Benefits	1,736	1,802	3,454	3,696
Occupancy and Equipment	532	481	1,094	980
FDIC Expense	380	80	715	160
OREO Valuation Allowance	1,231	—	1,231	—
OREO Expense	204	20	204	43
Data Processing Expense	211	212	451	422
Other Noninterest Expense	885	696	1,822	1,371

Total Noninterest Expense	5,179	3,291	8,971	6,672

Loss Before Income Taxes	(2,277)	(397)	(3,247)	(402)
Income Taxes	(798)	(138)	(1,113)	(138)

Net loss	$(1,479)	$(259)	$(2,134)	$(264)

Dividend and accretion on preferred stock	(55)	—	(55)	—

Net income available to common shareholders	$(1,534)	$(259)	$(2,189)	$(264)

Loss Per Common Share
Basic	$(0.38)	$(0.07)	$(0.55)	$(0.07)
Diluted	$(0.38)	$(0.07)	$(0.55)	$(0.07)
Weighted Average Shares Outstanding
Basic	3,891,423	3,967,400	3,891,299	3,944,205
Diluted	3,891,423	3,967,400	3,891,299	3,944,205

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Six Months Ended June 30,
	2009	2008	Change*
Financial Ratios
Return On Average Assets **	-0.73%	-0.10%	(63	)BP
Return On Average Shareholders’ Equity **	9.14%	-1.33%	1,047
Net Interest Margin **	2.31%	2.75%	(44)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	0.50%	0.40%	10	BP
Nonperforming Loans To Total Loans	3.17%	2.95%	22
Nonperforming Assets To Total Assets	3.27%	2.82%	45
Allowance For Loan Losses To Total Loans	1.66%	1.12%	54

* BP denotes basis points.

** Ratio annualized.